Exhibit 99.1

Heritage Insurance Holdings, Inc. Reports Financial Results for First Quarter of 2016; Increases Share Repurchase Authorization by $50 Million and Cash Dividend by 20%

Clearwater, FL: Heritage Insurance Holdings, Inc. (NYSE:HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today reported its financial results for the fiscal quarter ended March 31, 2016.

First Quarter Highlights

•	10% increase in gross premiums written for Q1 2016 as compared with Q1 2015.

•	21% increase in gross premiums earned for Q1 2016 as compared with Q1 2015.

•	21% increase in policy count in Q1 2016 as compared to Q1 2015.

•	Net income of $7.4 million for Q1 2016.

•	Repurchased 612,300 shares for a total of $9.6 million in Q1 2016.

•	Completed the acquisition of Hawaii-based Zephyr Acquisition Company (“ZAC”) on March 21, 2016.

•	Successful expansion into North Carolina with approximately 200 agents appointed and 548 polices written during Q1 2016.

Bruce Lucas, the Company’s Chairman and CEO, said, “Despite a very challenging business environment in the first quarter, which was heavily impacted by adverse weather and tornadoes, we produced $7.4 million of net income. The quarter was marked by the worst tornado losses in the Company’s history and an increase in claim reserves. We expect to return to a more normalized loss ratio as we progress through 2016. Our geographic expansion plans are ramping up and we are diversifying the source and location of our business. Most notably, we closed the acquisition of Zephyr Insurance in Hawaii, which we expect will be accretive to our 2016 earnings. In North Carolina, our strategic partnership with National General Insurance is progressing seamlessly. We began writing business in North Carolina in mid-February and closed the first quarter with 548 policies, representing $0.6 million in written premium. In addition, we are now licensed in Mississippi, Alabama, Georgia, and South Carolina and are working toward a rollout in these states in the near future.”

Lucas added, “Increasing shareholder returns is a priority. The Company repurchased over 600,000 shares during the first quarter and the Board of Directors has authorized an additional $50 million share authorization. In addition, we declared a quarterly dividend of $0.06 a share, a 20% increase over the prior quarterly dividend. These actions demonstrate our confidence in the underlying financial strength and competitive positioning of Heritage and our commitment to increasing shareholder returns.”

Increase in Share Repurchase Authorization

The Company also announced that its Board of Directors has increased the Company’s share repurchase authorization by $50 million with a repurchase period through December 31, 2017. After giving effect to this increase, the Company’s remaining repurchase authorization is approximately $60 million. The Company repurchased 612,300 shares for a total of $9.6 million in the first quarter of 2016.

Repurchases may be made from time to time in the open market, or through privately negotiated transactions, block transactions, or other techniques, as determined by the Company’s management and in accordance with prevailing market conditions and the requirements of the Securities and Exchange Commission. The Company is not obligated to acquire a particular number of shares, and the program may be discontinued at any time at the Company’s discretion.

Increase in Quarterly Dividend

In addition, the Company announced that its Board of Directors has declared a quarterly cash dividend on the Company’s common stock of $0.06 per share, representing a 20% increase over the prior quarter dividend of $0.05 per share. The second quarter dividend of $0.06 per share is payable on July 1, 2016 to stockholders of record as of June 15, 2016. The declaration and payment of any future dividends will be subject to the discretion of the Board of Directors and will depend on a variety of factors including the Company’s financial condition and results of operations.

Results of Operations

The following table summarizes our results of operations for the three months ended March 31, 2016 and 2015 (in thousands, except percentages and per share amounts):

	Three Months Ended March 31,
	2016	2015	Change
Revenue
Gross premiums written	$147,266	$133,968	10%
Gross premiums earned	$151,943	$126,001	21%
Ceded premiums	$(45,601)	$(24,512)	86%
Net premiums earned	$106,342	$101,489	5%

Total operating revenue	$111,565	$105,128	6%
Income before taxes	$12,040	$48,292	(75%)
Net income	$7,423	$30,056	(75%)

Per Share Data:
Book value per share	$11.94	$9.66	24%
Earnings per diluted share	$0.24	$1.00	(76%)

Return on average equity	8.3%	44.3%	(36.0	) pts

Ratios to Gross Premiums Earned:
Ceded premium ratio	30.0%	19.5%	10.5	pts
Loss ratio	44.1%	25.8%	18.3	pts
Expense ratio	21.4%	19.3%	2.1	pts
Combined ratio	95.5%	64.6%	30.9	pts

Ratios to Net Premiums Earned:
Loss ratio	63.0%	32.1%	30.9	pts
Expense ratio	30.6%	23.9%	6.7	pts
Combined ratio	93.6%	56.0%	37.6	pts

Quarterly Financial Results

Net income for the first quarter of 2016 was $7.4 million compared to $30.1 million for the first quarter of 2015. The decrease is primarily due to the significant increase in our loss ratio for the quarter driven by weather events and adverse development, particularly from the last three quarters of 2015 and also the absence in 2016 of the favorable ceded premium ratio we experienced in 2015. We completed the acquisition of ZAC on March 21, 2016. Therefore, ten days of Zephyr’s earnings were included in our condensed consolidated statement of income resulting in a net income contribution of approximately $0.4 million for the quarter.

Gross premiums earned were $151.9 million for the first quarter of 2016 compared to $126.0 million for the first quarter of 2015. Following the acquisition of Zephyr, our consolidated premiums in force as of March 31, 2016 and 2015 were approximately $683 million and $533 million, respectively. Assumptions from Citizens during the quarter resulted in approximately $22 million of new in force premiums compared to $46 million for the first quarter of 2015.

Ceded premiums as a percentage of gross premiums earned were 30.0% for the first quarter of 2016 compared to 19.5% for the first quarter of 2015. The first quarter of 2015 benefited from more significant Citizens assumption activity compared to the first quarter of 2016, as well as the larger assumptions that occurred in the comparable previous fourth quarters ($169 million in annualized premium assumed in the fourth quarter of 2014 compared to $50 million in annualized premium in the fourth quarter of 2015). There were no corresponding increases in ceded premiums from these assumptions, as the increase in ceded premiums occurs on June 1 when our reinsurance contracts renew.

The loss ratio on a gross basis increased to 44.1% for the first quarter of 2016 from 25.8% for the first quarter of 2015, primarily due to claims related to severe weather activity associated with several tornadoes in the quarter and adverse development on prior year losses. The severe weather activity related to the tornadoes had a 6.7 percentage point impact on the loss ratio; actual development of prior year loss reserves in excess of expected development had a 5.5 percentage point impact; and reserve strengthening associated with prior year claims increased the loss ratio by 4.1 percentage points. These three factors had an 16.3 percentage point unfavorable impact on the loss ratio for the first quarter of 2016.

The Company’s expense ratio on a gross basis was 21.4% for the first quarter of 2016 compared to 19.3% for the first quarter of 2015. The first quarter of 2015 expense ratio benefited from the larger Citizens assumption activity discussed above, due to the lack of acquisition expenses associated with the assumptions.

Overall, Heritage’s combined ratio on a gross basis was 95.5% for the first quarter of 2016 compared to 64.6% for the first quarter of 2015. The combined ratio for the first quarter of 2016 was unfavorably impacted by the elevated loss ratio, and the ratio for the first quarter of 2015 was favorably impacted by a lower ceded premium ratio due to larger Citizens assumption activity.

Book Value Analysis

Book value per share increased by 2% from $11.71 at December 31, 2015 to $11.94 at March 31, 2016. The increase in the Company’s book value per share resulted from the Company’s growth in net income and the repurchase of 612,300 shares of common stock in the first quarter pursuant to the Company’s repurchase program.

	As of
Book Value Per Share	March 31, 2016	December 31, 2015	March 31, 2015
Numerator:
Common stockholders’ equity	$356,245	$356,553	$287,806

Denominator:
Total shares outstanding	29,829,110	30,441,410	29,807,460

Book value per common share	$11.94	$11.71	$9.66

Conference Call Details:

Thursday, May 5, 2016 – 8:30 a.m. EDT

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

About Heritage

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write over $600 million and $60 million, respectively, of personal and commercial residential premium through a large network of experienced agents. The Company is currently writing property and casualty insurance policies in Florida, Hawaii and North Carolina. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 31 years of insurance industry experience.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s marketing initiatives; inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectability of reinsurance; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission on March 8, 2016. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Condensed Consolidated Statements of Comprehensive Income

In thousands, except share and per share amounts

(unaudited)

	For the three months ended March 31,
	2016	2015
REVENUE:
Gross premiums written	$147,266	$133,968
Increase (decrease) in gross unearned premiums	4,677	(7,967)

Gross premiums earned	151,943	126,001
Ceded premiums	(45,601)	(24,512)

Net premiums earned	106,342	101,489
Net investment income	2,037	1,633
Net realized gains (losses)	381	(3)
Other revenue	2,805	2,009

Total revenue	111,565	105,128
EXPENSES:
Losses and loss adjustment expenses	66,963	32,539
Policy acquisition costs	18,128	13,093
General and administrative expenses	14,434	11,204

Total expenses	99,525	56,836

Income before income taxes	12,040	48,292
Provision for income taxes	4,617	18,236

Net income	$7,423	$30,056

OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains on investments	4,082	1,622
Reclassification adjustment for net realized investment (gains) losses	(381)	3
Income tax benefit (expense) related to items of other comprehensive income (loss)	(1,422)	(626)

Total comprehensive income	$9,702	$31,055

Weighted average shares outstanding
Basic	30,367,884	29,798,571

Diluted	30,491,579	30,115,935

Earnings per share
Basic	$0.24	$1.01
Diluted	$0.24	$1.00

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except per share and share amounts)

	March 31, 2016	December 31, 2015
ASSETS	(unaudited)
Fixed maturity securities, available for sale, at fair value (amortized cost of $448,813 and $370,967 in 2016 and 2015, respectively)	$453,037	$371,783
Equity securities, available for sale, at fair value (cost of $32,574 and $32,439 in 2016 and 2015, respectively)	28,130	28,313

Total investments	481,167	400,096
Cash and cash equivalents	168,859	236,277
Restricted cash	18,644	13,085
Accrued investment income	3,676	3,409
Premiums receivable, net	31,642	30,565
Prepaid reinsurance premiums	38,419	78,517
Deferred income taxes	—	7,964
Deferred policy acquisition costs, net	35,991	34,800
Property and equipment, net	17,514	17,111
Intangibles, net	26,275	2,120
Value of business acquired	5,004	—
Goodwill	47,256	8,028
Other assets	4,596	5,426

Total Assets	$879,043	$837,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$108,443	$83,722
Unearned premiums	327,160	302,493
Reinsurance payable	27,626	60,210
Deferred income taxes	2,692	—
Income tax payable	1,829	2,092
Advance premiums	23,256	12,138
Accrued compensation	3,797	2,305
Other liabilities	27,995	17,885

Total Liabilities	$522,798	$480,845

Commitments and contingencies
Stockholders’ Equity:
Common stock, $0.0001 par value, 50,000,000 shares authorized, 31,566,410 shares issued and 29,829,110 outstanding at March 31, 2016 and 30,441,410 outstanding at December 31, 2015	3	3
Additional paid-in capital	203,832	202,628
Accumulated other comprehensive income (loss)	246	(2,033)
Treasury stock, at cost, 612,300 shares at March 31, 2016	(9,635)	—
Retained earnings	161,799	155,955

Total Stockholders’ Equity	356,245	356,553

Total Liabilities and Stockholders’ Equity	$879,043	$837,398

Heritage Insurance Holdings Inc.

Investor Contact:

Stephen Rohde, CFO

727-362-7204

srohde@heritagepci.com